Exhibit 99.1

Press release dated September 14, 2010

Document Capture Board Announces $2.5 Million Stock Repurchase Program

Buy-Back Initiative Represents 14% of Current Shares Outstanding at September 13th Closing Price

SAN JOSE, CA--( 09/14/10) - Document Capture Technologies, Inc. (OTCBB:DCMT), an IP-driven leader in the design, development, manufacture and sale of advanced imaging technologies, today announced that the Board of Directors has authorized a $2.5 million Share Repurchase Program (the "Program") of the Company's common stock.

"The Company's Board of Directors has made this decision to further enhance our ongoing mandate of delivering exceptional shareholder value," said David P. Clark, Chief Executive Officer of Document Capture. "Given the Company's impressive progress to date, recent growth initiatives, the Board believes that the shares at current price levels remain undervalued."

The shares will be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions, in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. There is no guarantee as to the exact number of shares that will be repurchased by the Company, and the Company may discontinue purchases at any time that the Board of Directors determines additional purchases are not warranted. The Company currently has working capital of approximately $6.8 million.

Document Capture's patented technology provides high quality images at extremely low power consumption levels in a compact package. DCT also provides a comprehensive suite of proprietary software development tools that support and facilitate the accelerated integration of their document capture products with new and existing applications. These products are simple to use and interface with any computing device where there is need for a small footprint, lightweight scanner. DCT's standard software supports drivers for Windows7/Vista/XP, Windows CE, Linux and MAC OS's.

About Document Capture Technologies

Document Capture Technologies (OTCBB:DCMT) is a worldwide leader in the design, development, manufacturing, and sale of USB powered mobile page-fed document capture platforms. DCMT provides more than 30 different products across five distinct categories, which are distributed globally through private label solutions to leading Tier 1 OEMs, VARs and other system integrators, including NCR, Qualcomm, Burroughs and Brother.

For additional information, please see Document Capture Technologies' corporate website: www.docucap.com.

This press release is neither an offer to sell nor the solicitation of an offer to buy any securities of DCMT.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond the Company's control that could cause actual events and results to differ materially from these statements. These risks include, without limitation, that there can be no assurance that any strategic opportunities will be available to the Company and that any strategic opportunities may only be available on terms not acceptable to the Company. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. DCMT undertakes no obligation to update publicly any forward-looking statements.

Contact:

Company Contact:
Document Capture Technologies, Inc.
David P. Clark
CEO
408-213-3701